Filed Pursuant to Rule 433 under the Securities Act of 1933

Issuer Free Writing Prospectus dated July 20, 2018

Relating to Preliminary Prospectus dated July 9, 2018

Registration Statement No. 333-225571

BLOOM ENERGY CORPORATION

Update and Supplement to Preliminary Prospectus

This free writing prospectus relates to the initial public offering of Class A common stock of Bloom Energy Corporation (“Bloom Energy”) and should be read together with the preliminary prospectus issued July 9, 2018 (the “Initial Preliminary Prospectus”) that was included in Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-225571) relating to this offering of our Class A common stock. On July 20, 2018, Bloom Energy filed Amendment No. 3 to the Registration Statement (“Amendment No. 2”), which includes an update to the Initial Preliminary Prospectus (the “Updated Preliminary Prospectus”). Amendment No. 3, including the Updated Preliminary Prospectus, may be accessed through the following link:

https://www.sec.gov/Archives/edgar/data/1664703/000119312518222674/0001193125-18-222674-index.htm

The Updated Preliminary Prospectus reflects: (i) the effectiveness of the previously disclosed 3-to-2 reverse stock split of Bloom Energy’s Class B common stock (the “Split Effectiveness”), (ii) changes related to the Split Effectiveness, (iii) the expected appointment of John T. Chambers to Bloom Energy’s board of directors (the “Chambers Appointment”) upon the completion of this offering, (iv) changes related to the Chambers Appointment, (v) additional disclosure relating to indications of interest from certain of Bloom Energy’s directors, director nominee and current stockholders affiliated with its directors, including John Doerr, General Colin L. Powell, entities affiliated with New Enterprise Associates and John T. Chambers, a nominee to the board of directors, to purchase Class A common stock in the initial public offering at the initial public offering price per share, (vi) additional disclosure in the “Recent Developments” section of the Prospectus Summary, (vii) the addition of 6,666,667 shares of our Class B common stock reserved for issuance under our 2012 Equity Incentive Plan in July 2018, (viii) additional disclosure identifying related persons (as defined in Item 404 of Regulation S-K) who are parties to a voting agreement in the “Description of Capital Stock” section of the Updated Preliminary Prospectus, (ix) changes identifying the vote threshold to amend our bylaws, (x) additional disclosure regarding grants of RSUs which are expected to be made to certain of our named executive officers on the date of the prospectus and (xi) additional disclosure in the “Risk Factors” section of the Updated Preliminary Prospectus. Please refer to the link above to Amendment No. 3 for all of the changes to the disclosure in the Updated Preliminary Prospectus.

Bloom Energy has filed a registration statement (including the Updated Preliminary Prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the Updated Preliminary Prospectus in that registration statement and other documents Bloom Energy has filed with the SEC for more complete information about Bloom Energy and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, a copy of the Updated Preliminary Prospectus may be obtained from J.P. Morgan, via Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York, 11717, or by calling: 1-866-803-9204; or from Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, New York 10014.